As filed with the Securities and Exchange Commission on March 16, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registering under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                        THE WRIGHT ASSET ALLOCATION TRUST
                      -------------------------------------

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                 24 Federal Street, Boston, Massachusetts 02110
                 ----------------------------------------------

                     Telephone Number (including area code):

                                 (617) 482-8260

                Name and Address of Agent for Service of Process:

                                 Alan R. Dynner
                 24 Federal Street, Boston, Massachusetts 02110
                -----------------------------------------------

                             Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                          YES [ X ]    NO [ ]

        ------------------------------------------------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Bridgeport and the State of Connecticut on the 12th day of March, 1999.

                  Signature: THE WRIGHT ASSET ALLOCATION TRUST


                                     By:  /s/A.M. Moody III
                                         ---------------------
                                          A. M. Moody III
                                          Trustee

Attest: /s/ Peter M. Donovan
        --------------------
         Peter M. Donovan
         President

                            THE STATE OF CONNECTICUT

Bridgeport, Connecticut

     Then personally appeared the above-named A. M. Moody III, being a Trustee then in office of The Wright Asset Allocation Trust, who acknowledged the foregoing instrument to be his free act and deed.


                                            Before me,

                                            /s/ Helen B.Iwasczyszyn
                                            ----------------------------
                                            Helen B.Iwasczyszyn



                                            My Commission Expires:
                                             August 31, 2000